Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-138257

PROSPECTUS SUPPLEMENT NO. 28

DATED NOVEMBER 10, 2008

(To Prospectus Dated November 17, 2006)

BIOVEST INTERNATIONAL, INC.

18,000,000 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated November 17, 2006, of Biovest International, Inc. (the “Company”) as supplemented by Supplement No. 27 thereto dated November 3, 2008, Supplement No. 26 thereto dated September 29, 2008, No. 25 thereto dated August 14, 2008, Supplement No. 24 thereto dated August 1, 2008, Supplement No. 23 thereto dated July 14, 2008, Supplement No. 22 thereto dated June 6, 2008, Supplement No. 21 thereto dated May 16, 2008, Supplement No. 20 thereto dated April 17, 2008, Supplement No. 19 thereto dated February 15, 2008, Supplement No. 18 thereto dated February 7, 2008, Supplement No. 17 thereto dated January 28, 2008, Supplement No. 16 thereto dated January 22, 2008, Supplement No. 15 thereto dated December 31, 2007, Supplement No. 14 thereto dated December 31, 2007, Supplement No. 13 thereto dated November 2, 2007, Supplement No. 12 thereto dated October 18, 2007, Supplement No. 11 thereto dated September 11, 2007, Supplement No. 10 thereto dated August 15, 2007, Supplement No. 9 thereto dated June 29, 2007, Supplement No. 8 thereto dated June 14, 2007, Supplement No. 7 thereto dated May 15, 2007, Supplement No. 6 thereto dated April 19, 2007, Supplement No. 5 thereto dated March 28, 2007, Supplement No. 4 thereto dated February 14, 2007, Supplement No. 3 thereto dated January 19, 2007, Supplement No. 2 thereto dated December 29, 2006 and Supplement No. 1 thereto dated December 14, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1 through 27 thereto. The Prospectus relates to the public sale, from time to time, of up to 18,000,000 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1 through 27.

This prospectus supplement includes the attached Form 8-K filed on November 10, 2008, as filed by us with the Securities and Exchange Commission.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated November 17, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

BIOVEST INTERNATIONAL, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-11480	41-1412084
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (508) 793-0001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOVEST INTERNATIONAL, INC.

FORM 8-K

Item 1.03.	Bankruptcy or Receivership.

On November 10, 2008, Biovest International, Inc. (the “Company”) and its subsidiaries filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, Case No. 8:08-bk-17796. The Company anticipates continuing operations without interruption as the Debtor-In-Possession. Largely due to disruption in the worldwide debt and equity markets and the decline in the Company’s share price, financing options were believed to be extremely limited. The Company and its subsidiaries filed the petitions in reorganization to enable them to continue to focus on their core business operations and to continue the development of their drug portfolio, including BiovaxID®, which recently announced Phase 3 clinical trial results. The Company issued a press release dated November 10, 2008 announcing the filings (attached as Exhibit 99.1 hereto).

Item 9.01.	Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

BIOVEST INTERNATIONAL, INC.

By:	/s/ Alan M. Pearce
Alan M. Pearce
Chief Financial Officer

Date: November 10, 2008

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 10, 2008 titled “Biovest International Announces Reorganization Plan to Maximize Long-Term Shareholder Value, Fully Pay All Creditors and Continue Operations to Commercialize its Drugs and Technologies”

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Exhibit 99.1

Biovest International Announces Reorganization Plan to Maximize Long-Term Shareholder Value, Fully Pay All Creditors and Continue Operations to Commercialize its Drugs and Technologies

TAMPA, FLORIDA – November 10, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPI), today announced that, primarily due to the disruption in the U.S. capital and finance markets which limited access to required funding, the Company has filed a voluntary petition for reorganization. With existing cash flow and the potential for relatively near-term significant business development opportunities for BiovaxID® and AutovaxID™, this action is intended to provide an opportunity for the Company to restore shareholder value and to pay all secured and unsecured creditors. Under protection of the court, Biovest plans to implement a series of initiatives designed to significantly decrease operating expenses and financing costs, and focus cash and resources on its priority programs that will allow the Company to attract key funding/partnering opportunities. Affiliates of the Company, including Hopkins Capital Group, LLC, a major shareholder, have indicated a willingness to provide additional financing to the Company as part of its reorganization plan. A conference call and webcast is scheduled for 4:30 p.m. (EST) this afternoon to further discuss this action.

During this reorganization process, the Biovest expects to continue operations without interruption, while striving to maximize long-term shareholder value. The Company also stressed its intent to ultimately pay all of its secured and unsecured creditors in full.

Biovest’s Chief Financial Officer, Alan M. Pearce, stated, “Our Board of Directors determined that reorganization is in the best long-term interest of Biovest, its employees, shareholders and creditors, as well as the many thousands of patients that we expect will benefit from our drugs and technologies. Our commitment to our valued shareholders and creditors is unwavering, as it is our goal to emerge from reorganization as soon as we can with a greatly improved balance sheet, and with a valuation that fully recognizes the potential of our valuable drug pipeline.”

“Recent articles in The New York Times and The Wall Street Journal have highlighted the extremity of financial troubles specific to the biotech industry, and obviously we have not been immune to such difficulties in accessing the capital markets to fund our operations as we normally would. However, we have recently announced important fundamental achievements related to BiovaxID® and AutovaxID™ that are expected to result in key commercial opportunities in 2009. Based on realistic expectations of growing revenues and cash flow through sales, licensing fees, and potential up-front milestone payments next year and beyond, this reorganization strategy provides us with an opportunity to protect the Company’s assets until such successes are realized,” concluded Mr. Pearce.

The reorganization filing was made in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division under Chapter 11 of the U.S. Bankruptcy Code.

Anyone interested in participating on the conference call should dial 1-877-407-9210 if calling within the United States or 1-201-689-8049 if calling internationally. Participants should ask for “Accentia Strategy Update”. There will be a playback available for 30 days. To listen to the playback, please call 1-877-660-6853 if calling within the United States or 1-201-612-7415 if calling internationally. Please use Account# 286 and Conference ID# 303173 for replay.

The call is also being webcast by Vcall and can be accessed on the home page at Biovest’s website at http://www.Biovest.com and at http://www.InvestorCalendar.com. To access the webcast, you will need to have the Windows Media Player or Real Player on your desk top.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest recently completed a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, Revimmune™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.